CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 32 to Registration Statement No. 333-70963 of the COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated April 6, 2015 on the financial statements and financial highlights of each of the investment divisions of COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company and of our report dated February 27, 2015 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries appearing in the Statement of Additional Information, which is part of the Registration Statement.
We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
April 28, 2015